FOR IMMEDIATE RELEASE

                                      Investor Contact:     Helen M. Wilson
                                                            (441) 299-9283
                                      Media Contact:        Wendy Davis Johnson
                                                            (441) 299-9347



      ACE Limited Evaluates Exposure in the Wake of Terrorist Attacks

         HAMILTON, Bermuda - September 12, 2001 - As ACE Limited (NYSE:
ACE) examined its levels of insurance and reinsurance exposure, the Company joined the world community in condemning yesterday's acts of terrorism in the United States.

         Brian Duperreault, chairman and chief executive officer of ACE Limited, said: "The human toll is beyond comprehension. While we believe that the lives of all ACE employees who worked near the World Trade Center were spared, none of us has been left unscarred by this horrific series of events."

         "We are assessing the impact on ACE, as we must, and we are in an excellent position to weather this catastrophe. At the same time, the safety, security and wellbeing of our employees are uppermost in our minds. We are also reaching out in whatever way we can to assist those business partners, families and friends whose lives have been changed forever."

         Mr. Duperreault said that an event of such unprecedented magnitude would have a significant negative impact on the Company's third quarter results.

         "As a result of these events, we estimate that third quarter net operating income, after tax, will be reduced by approximately $400 million."

         Mr. Duperreault said that all ACE offices in the U.S., with the exception of space occupied in the vicinity of the World Trade Center, will be open for business on Thursday.

         The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The company conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. Among other things, the impact of the recent tragedy on the Company's financial results will depend on the number of insureds and reinsureds affected by the disaster, and the amount and timing of losses actually incurred and reported by insureds and reinsureds. Also, competition in the industry, levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events and economic, market, regulatory, insurance and reinsurance business conditions and other factors identified in the Company's filings with the Securities and Exchange Commission could affect the forward-looking statements contained in this press release. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.